Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

Progaming Platforms Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

FIRST:               The name of the Corporation is ProGaming Platforms Corp.

SECOND:          The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 26, 2010.

THIRD:              The Board of Directors of the Corporation by unanimous written consent, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted and set forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring said amendment to be advisable, and directing that such resolution be submitted for approval by the Corporation’s stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation's Certificate of Incorporation shall be amended by adding the following new paragraph immediately after the Article numbered "Fourth":

“Effective at the close of business, Eastern Time, on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each one (1) outstanding share of the Corporation’s Common Stock, par value $0.0001 per share, will be split and converted, automatically, without further action, into ten (10) shares of Common Stock.  At the effective date, there shall be no change in the number of authorized shares which the Corporation shall have the authority to issue.”

FOURTH:          That thereafter, the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware, by written consent of the holders of the number of shares of voting stock required to approve the action at a meeting, approved the amendment.

FIFTH:               That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ProGaming Platforms Corp. has caused this Certificate of Amendment to be signed this 15 day of January, 2012.

By:	/s/ Tamir Levinas
Authorized Officer

Name:	Tamir Levinas
Title:	CEO